EX 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

JAMES O’LEARY APPOINTED TO DMC GLOBAL’S BOARD OF DIRECTORS

BROOMFIELD, Colo. – November 13, 2023 – DMC Global Inc. (Nasdaq: BOOM) today announced its board of directors has elected James O’Leary as an independent director.

Mr. O’Leary joins the DMC board with nearly four decades of executive leadership, finance and board-level experience, principally in the construction and industrial manufacturing industries. He is on the board of directors of publicly traded Builders FirstSource, Inc., the nation’s largest supplier of structural building products, value-added components, and services to professionals in the construction, repair and remodeling industry. He has served as chairman of Kinematics, a global leader in creating motion control solutions for the utility-scale solar, satellite and industrials sectors since 2015; and as a director of privately held ProSource Plumbing Supply, a regional provider of value-added plumbing supplies for high-growth residential markets throughout the Southeast since 2022.

Mr. O’Leary previously served as chairman of publicly traded BMC Stock Holdings, Inc. prior to its merger with Builders FirstSource in 2021, after joining the board of BMC in 2014. From 2017 to 2019, he was chairman and CEO of WireCo WorldGroup, the world's leading supplier of steel and synthetic rope and electromechanical cable. He previously served as chairman and CEO of Kaydon Corporation, Inc., a leading, publicly traded manufacturer of highly engineered industrial products from 2007 until its successful sale in 2013. He joined the board of Kaydon in 2005.

David Aldous, DMC’s chairman, said, “Jim brings a wealth of relevant experience and expertise to the DMC board, and we are thrilled to welcome him as a new director. His insights and guidance will be invaluable as DMC continues to execute its strategy.”

Mr. O’Leary said, “I am honored to be joining the DMC board at this critical point in its transformation. I am truly excited about the opportunity to work with my fellow directors in supporting the DMC leadership team on this exciting journey.”

Mr. O’Leary began his career at Deloitte & Touche LLP, and holds an M.B.A. from the Wharton School of the University of Pennsylvania. He earned a B.B.A. from Pace University in New York and is a CPA in the state of New York.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.